Press Release

Exhibit 99.49

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS SECOND QUARTER 2008 RESULTS

Tulsa, Oklahoma, August 5, 2008: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the second quarter ended June 30, 2008. Net income for the 2008 second quarter was $10.8 million, or $0.49 per diluted share, as compared to net income of $15.3 million, or $0.63 per diluted share, for the comparable 2007 quarter. Net income for the second quarter of 2008 included income of $0.72 per diluted share related to an increase in fair value of derivatives, as compared to income of $0.27 per diluted share in last year’s second quarter.

The non-GAAP net loss for the 2008 second quarter was $5.0 million, or $0.23 loss per diluted share, as compared to net income of $8.7 million, or $0.36 per diluted share for the 2007 second quarter. Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives, net of related tax impact. A reconciliation of non-GAAP to GAAP results is included in Table 3.

“As we previously announced, our second quarter results were below our expectations due to challenges primarily in the areas of revenue per day and vehicle depreciation costs,” said Gary L. Paxton, President and Chief Executive Officer.

For the quarter ended June 30, 2008, the Company’s total revenue was $445.7 million, as compared to $451.6 million for the comparable 2007 period. As a result of a 1.3 percent decrease in revenue per day and a slight decrease in rental days, vehicle rental revenue in the 2008 second quarter was $424.4 million, a decrease of 1.6 percent, as compared to the same period in 2007.

Vehicle depreciation costs per vehicle increased approximately 28 percent in the second quarter of 2008 compared to the second quarter of 2007, as the used car market remained soft. The second quarter average fleet decreased 4.4 percent. Vehicle utilization, a measure of fleet efficiency, was 85.7 percent, an improvement of 3.6 percentage points from last year’s second quarter. Direct vehicle and operating expenses and selling, general and administrative expenses declined in the second quarter of 2008, as compared to the same period in 2007.

Outlook

The Company expects the operating conditions to remain challenging due to concerns about the strength of the economy, volatility in used car pricing, credit markets and reduced airline capacity. “In this tough economic environment, we continue to concentrate on the items in our business that we control such as maximizing revenue per day, vehicle utilization, cost reduction and service delivery,” said Mr. Paxton. “Our focus in today’s environment is on executing every day, in every market, with every customer.”

Vehicle rental revenues are estimated to be down one to two percent for the full year of 2008, as compared to last year. The Company estimates that vehicle depreciation costs on a per vehicle basis will be approximately 15 percent higher for the full year 2008 compared to 2007, assuming no disruption in vehicle deliveries from suppliers and stability in the used car market.

The Company reported that as of June 30, 2008, it had $80 million of unrestricted cash and excess vehicle financing capacity of approximately $300 million. The Company is in compliance with all of the financial covenants under its various financing arrangements with lenders as of June 30, 2008.

The Company announced that it is modifying its earnings guidance policy given the lack of visibility in the current operating environment and a desire to focus on longer term business strategies. The Company will no longer provide annual earnings per share or annual Corporate EBITDA guidance, but will continue to provide perspective on management’s operating strategies, the business model, and current market trends.

Six Month Results

For the six months ended June 30, 2008, the net loss was $287.2 million, or $13.49 loss per diluted share. For the six months ended June 30, 2007, net income was $20.5 million, or $0.84 per diluted share. The decrease in net income year over year included a $12.45 loss per diluted share related to the impairment of goodwill and other intangible assets and a $0.12 decline in fair value of derivatives in 2008. Total revenue for the period was $842.2 million, a decrease of 0.9 percent over the comparable six months of 2007.

The non-GAAP loss per diluted share for the six months ended June 30, 2008 was $1.00, as compared to $0.76 of non-GAAP earnings per diluted share for the same period in 2007. Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of goodwill and other intangible assets, net of related tax impact. A reconciliation of non-GAAP to GAAP results is included in Table 3.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. second quarter 2008 earnings conference call will be held on Tuesday, August 5, 2008, at 10:00 a.m. (CDT). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 800-988-9640 (domestic) or 210-234-0007 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through August 19, 2008, by calling 888-446-2545 (domestic) or 402-998-1344 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include whether and to what extent pricing and demand trends for the remainder of 2008 will improve, particularly in light of low consumer confidence levels and the impact of gasoline prices, which could have a significant adverse effect on leisure travel in the peak rental season; the impact of pricing and other actions by competitors, particularly if demand softens; airline travel patterns, including further disruptions or reductions in air travel resulting from recent airline bankruptcies, industry consolidation, capacity reductions and pricing actions; the cost and other terms of acquiring and disposing of automobiles; the financial performance and prospects of our principal vehicle supplier; our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and exposure to fluctuations in the used car market; our ability to comply with financial covenants and to obtain financing as needed without unduly restricting operational flexibility and our ability to manage the consequences under our financing agreements of a default by any of the Monolines that provide credit support for our asset backed financing structures, particularly given recent events involving the credit markets and the downgrade in the credit ratings of certain of the Monolines; the effectiveness of other actions we take to manage costs and liquidity; disruptions in information and communication systems we rely on; access to reservation distribution channels; the cost of regulatory compliance and the outcome of pending litigation; local market conditions where we and our franchisees do business; and the impact of natural catastrophes and terrorism. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission (“SEC”).

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 3 to this release.

Contacts:

Financial:	Scott L. Thompson	Media:	Fred Fleischner
Chief Financial Officer	Executive Director
(918) 669-2288	Corporate Communications
(918) 669-3086
Investors:	Todd D. Dallenbach	fred.fleischner@dtag.com
Staff Vice President
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	June 30,		Total revenues
	2008	2007	2008	2007

Revenues:
Vehicle rentals	$424,366	$431,094	95.2%	95.5%
Other	21,364	20,510	4.8%	4.5%

Total revenues	445,730	451,604	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	224,234	225,551	50.3%	49.9%
Vehicle depreciation and lease charges, net	146,567	121,341	32.9%	26.9%
Selling, general and administrative	55,011	60,000	12.3%	13.3%
Interest expense, net	29,721	29,041	6.7%	6.4%

Total costs and expenses	455,533	435,933	102.2%	96.5%

(Increase) decrease in fair value of derivatives	(26,793)	(11,251)	(6.0%)	(2.5%)

Income before income taxes	16,990	26,922	3.8%	6.0%

Income tax expense	6,225	11,601	1.4%	2.6%

Net income	$10,765	$15,321	2.4%	3.4%

Earnings per share:
Basic	$0.50	$0.66
Diluted	$0.49	$0.63

Weighted average number
of shares outstanding:
Basic	21,412,826	23,286,601
Diluted	21,851,652	24,364,852

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Six months ended		As % of
	June 30,		Total revenues
	2008	2007	2008	2007

Revenues:
Vehicle rentals	$802,337	$801,662	95.3%	94.4%
Other	39,899	47,905	4.7%	5.6%

Total revenues	842,236	849,567	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	439,597	426,988	52.2%	50.3%
Vehicle depreciation and lease charges, net	269,229	214,624	32.0%	25.3%
Selling, general and administrative	108,683	125,301	12.9%	14.7%
Interest expense, net	51,858	48,111	6.1%	5.6%
Goodwill and other intangible asset impairment	350,144	-	41.6%	-

Total costs and expenses	1,219,511	815,024	144.8%	95.9%

(Increase) decrease in fair value of derivatives	1,354	(3,458)	0.2%	(0.4%)

Income (loss) before income taxes	(378,629)	38,001	(45.0%)	4.5%

Income tax expense (benefit)	(91,452)	17,518	(10.9%)	2.1%

Net income (loss)	$(287,177)	$20,483	(34.1%)	2.4%

Earnings (loss) per share: (a)
Basic	$(13.49)	$0.88
Diluted	$(13.49)	$0.84

Weighted average number
of shares outstanding: (a)
Basic	21,293,902	23,269,313
Diluted	21,293,902	24,341,411

(a) Because the Company incurred a loss from continuing operations during the six months ended June 30, 2008, outstanding stock options, performance awards and employee and director compensation shares deferred are anti-dilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Six months ended
	June 30, 2008		June 30, 2008

OPERATING DATA:
Vehicle Rental Data: (includes franchise acquisitions)

Average number of vehicles operated	129,017		120,093
% change from prior year	(4.4%	)	(1.7%	)
Number of rental days	10,060,341		18,468,217
% change from prior year	(0.3%	)	1.1%
Vehicle utilization	85.7%		84.5%
Percentage points change from prior year	3.6 p.p.		1.9 p.p.
Average revenue per day	$42.18		$43.44
% change from prior year	(1.3%	)	(1.0%	)
Monthly average revenue per vehicle	$1,096		$1,113
% change from prior year	3.0%		1.7%

Average depreciable fleet	132,526		122,224
% change from prior year	(5.7%	)	(3.1%	)
Monthly average depreciation (net) per vehicle	$369		$367
% change from prior year	28.1%		29.2%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$7		$14
Non-vehicle interest expense	4		9
Non-vehicle interest income	(1)		(2)
Non-vehicle capital expenditures (excludes acquisitions)	8		17
Franchise acquisitions	1		1
Cash paid for income taxes	1		1

Table 2 (continued)

Selected Balance Sheet Data
(In millions)

	June 30,		December 31,
	2008	2007	2007

	(Unaudited)

Cash and cash equivalents	$80	$194	$101
Restricted cash and investments	252	110	133
Revenue-earning vehicles, net	2,599	3,172	2,808

Vehicle debt	2,307	2,717	2,408
Non-vehicle debt (corporate debt)	188	250	249
Stockholders' equity	293	677	579

Table 3

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of the goodwill and other intangible asset impairments, net of related tax impact (as applicable), from the reported GAAP measure. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments, the Company believes non-GAAP measures provide an important assessment of year over year operating results. See table below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income (loss) per the income statement to non-GAAP pretax income (loss):

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

	(in thousands)		(in thousands)

Income (loss) before income taxes - as reported	$16,990	$26,922	$(378,629)	$38,001

(Increase) decrease in fair value of derivatives	(26,793)	(11,251)	1,354	(3,458)

Goodwill and other intangible asset impairment	-	-	350,144	-

Pretax income (loss) - non-GAAP	$(9,803)	$15,671	$(27,131)	$34,543

The following table reconciles reported GAAP net income (loss) per the income statement to non-GAAP net income (loss):

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

	(in thousands)		(in thousands)

Net income (loss) - as reported	$10,765	$15,321	$(287,177)	$20,483

(Increase) decrease in fair value of derivatives, net of tax	(15,746)	(6,643)	796	(2,042)

Goodwill and other intangible asset impairment, net of tax	-	-	265,183	-

Net income (loss) - non-GAAP	$(4,981)	$8,678	$(21,198)	$18,441

The following table reconciles reported GAAP diluted earnings (loss) per share ("EPS") to non-GAAP diluted EPS:

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

EPS, diluted - as reported	$0.49	$0.63	$(13.49)	$0.84

EPS impact of (increase) decrease in fair value of derivatives, net of tax	(0.72)	(0.27)	0.04	(0.08)

EPS Impact of goodwill and other intangible asset impairment, net of tax	-	-	12.45	-

EPS, diluted - non-GAAP	$(0.23)	$0.36	$(1.00)	$0.76

Table 3 (Continued)

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Corporate EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items specified in the Company's $600 million credit agreement. The Company believes Corporate EBITDA is important as it is utilized in the calculation of financial covenants in the Company's credit agreement and provides investors with a supplemental measure of the Company's liquidity. The Company has revised its calculation of Corporate EBITDA for all periods presented to be consistent with the Company's credit agreement. EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Corporate EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Six months ended		Trailing Four Quarters
	June 30,		June 30,		Ended June 30,
	2008	2007	2008	2007	2008	2007

	(in thousands)		(in thousands)		(in thousands)

Net income (loss) - as reported	$10,765	$15,321	$(287,177)	$20,483	$(306,445)	$23,714

(Increase) decrease in fair value of derivatives	(26,793)	(11,251)	1,354	(3,458)	43,802	24,161
Non-vehicle interest expense	4,177	3,103	8,767	4,345	20,490	6,421
Income tax expense (benefit)	6,225	11,601	(91,452)	17,518	(97,377)	18,603
Non-vehicle depreciation	5,717	5,232	10,959	10,546	22,117	20,736
Amortization	1,517	1,471	3,159	3,109	6,436	6,336
Non-cash stock incentives	973	1,523	1,841	2,340	7,183	6,072
Goodwill and other intangible asset impairment	-	-	350,144	-	350,144	-
Other	77	221	122	12	4,007	35

Corporate EBITDA	$2,658	$27,221	$(2,283)	$54,895	$50,357	$106,078